Exhibit 99.1

PRESS RELEASE

Frequency Electronics Closes on Acquisition of Elcom Technologies, Inc.

Mitchel Field, NY, February 22, 2012 – Frequency Electronics Inc. (NASDAQ-FEIM) today announced the completion of the purchase of all the capital stock of Elcom Technologies, Inc. it did not own, resulting in 100% ownership. Frequency held a minority interest in Elcom for the prior five years.

Martin Bloch, President and CEO, said, “We are very excited to welcome the Elcom team to the Frequency family. We expect our combination will not only help Elcom grow in its own right, but also assist Frequency’s growth in satellite payload systems. Elcom will now be able to exploit its technical competence in expanded markets with major customers, many of which we share. Frequency’s ruggedized clocks and its low-g and low phase noise technologies can be employed by Elcom for military end use. Frequency will utilize Elcom’s ultra-high speed switching synthesizer technology and Ka-band microwave spectrum expertise in commercial and military satellite payloads. This expertise will help increase the value of our content per single satellite payload, currently under $10 million, to potentially over $25 million.”

Chief Financial Officer, Alan Miller, commented, “This acquisition was substantially an all cash transaction and included elimination of Elcom’s outstanding debt. In recent years, Elcom has made substantial investments in product development, particularly for government electronic intelligence (“ELINT”) systems. Costs associated with these efforts have contributed to operating losses in prior periods and for the last full calendar year ended December 2011, during which Elcom recorded revenues of approximately $8.6 million. Going forward, Frequency’s resources can better enable Elcom to realize benefits from these R&D investments. We anticipate Elcom will achieve increased sales and generate profits during our next fiscal year 2013 which begins May 1, 2012.”

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:

Telephone:     (516) 794-4500                   WEBSITE:       www.frequencyelectronics.com